UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):          October 16, 2007
Peabody Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street St. Louis, Missouri	63101-1826

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:          (314) 342-3400
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:
     Peabody Energy Corporation (“Peabody” or “the Company”) filed a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”) on October 17, 2007 (the “Original Form 8-K”), related to, among other things, the announcement by the Board of Directors of Peabody that it approved the spin-off of Patriot Coal Corporation (“Patriot”) from Peabody. The Company disclosed in the Original Form 8-K that it would incur transaction costs in connection with the spin-off but that Peabody determined that, at the time of the filing of the Original Form 8-K, it was unable in good faith to make a determination of the estimates required by paragraphs (b), (c), and (d) of Item 2.05 of the Form 8-K General Instructions. The purpose of this Current Report on Form 8-K/A (Amendment No. 1) is to amend the Original Form 8-K to provide such estimates, which were determined by the Company on November 5, 2007.
Item 2.05. Costs Associated with Exit or Disposal Activities.
     On October 31, 2007, Peabody completed the spin-off of its wholly-owned subsidiary Patriot, which was accomplished through a special dividend of all outstanding shares of Patriot to Peabody shareholders. In connection with the spin-off, the Company has entered into definitive agreements with Patriot that, among other things, set forth the terms and conditions of the spin-off and provide a framework for the Company’s relationship with Patriot after the spin-off. A summary of certain important terms of these definitive agreements can be found under Item 1.01 of our Current Report on Form 8-K filed with the SEC on October 25, 2007, and is incorporated herein by reference.
     We estimate that we will incur after-tax transaction costs of approximately $150 million in connection with the spin-off of Patriot from Peabody. These costs are composed primarily of professional fees (approximately $25 million), accelerated stock compensation related to certain Patriot employees (approximately $12 million) and a loss related to a coal supply/purchase agreement (approximately $100 million).
     We estimate that after-tax costs in the range of $125 million to $135 million will result in future cash expenditures.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION
By:	/s/ Richard A. Navarre
	Name:	Richard A. Navarre
	Title:	Chief Financial Officer & Executive Vice President of Corporate Development

Dated: November 9, 2007